Exhibit 4.4

BIOAFFINITY TECHNOLOGIES, INC.

FIRST AMENDMENT TO WARRANT

THIS FIRST AMENDMENT, dated as of August 13, 2025 (this “Amendment”), to that certain Common Stock Purchase Warrant (“Warrant”), dated as of May 7, 2025, issued by bioAffinity Technologies, Inc., a Delaware corporation (the “Company”) to purchase in aggregate [*] shares of common stock of the Company is between the Company and each undersigned holder of the Warrant (each a “Holder”). When provisions herein apply to both or either the Company or the Holders, they sometimes are referred to as “Parties” or “Party.”

RECITALS

A. On May 7, 2025, the Company issued to the Holders Warrants to purchase in aggregate [*] shares (the “Warrant Shares”) of the Company’s common stock and such shares represent the majority of the Warrant Shares underlying the Warrant.

B. The Company and the Holder desire to amend the Warrant as set forth herein with respect to each Holder and all other holders of the Warrant.

C. This Amendment is being effected in accordance with Section 6(l) of the Warrant.

D. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Warrant, as amended by this Amendment, unless herein defined or the context shall otherwise require.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.	Amendment to clause (iii) of Section 3(e). Clause (iii) of Section 3(e) of the Warrant is hereby amended and replaced in its entirety by the following:

“(iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of greater than 50% of the outstanding Common Stock or greater than 50% of the voting power of the common equity of the Company,”

2.	Amendment to clause (v) of Section 3(e). Clause (v) of Section 3(e) of the Warrant is hereby amended and replaced in its entirety by the following:

“(v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement (other than a stock split)) with another Person or group of Persons whereby such other Person or group acquires greater than 50% of the voting power of the outstanding common and preferred stock of the Company”

It is hereby agreed that no other provisions of Section 3(e) are affected by the Amendment, including any language from “(each, a “Fundamental Transaction”)” onwards.

3.	Miscellaneous.

(a) Ratification. Each Party hereby consents to this Amendment and acknowledges and agrees that, except as expressly set forth in this Amendment, the terms, provisions and conditions of the Warrant are hereby ratified and confirmed and shall remain unchanged and in full force and effect without interruption or impairment of any kind.

(b) Complete Agreement. The Warrant, as amended by this Amendment, and all other certificates, documents or instruments executed under the Warrant, as amended by this Amendment, together with the Schedules and Exhibits hereto and thereto, constitute the entire agreement between the Parties, and supersede all prior agreements and understandings, oral and written, between the Parties, with respect to the subject matter of the Warrant, as amended by this Amendment.

(c) Amendment. This Amendment may not be amended or modified except in the manner specified for an amendment of or modification to the Warrant in Section 6(l) of the Warrant.

(d) Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its principles of conflict of laws.

(e) Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but both of which when taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF each of the Company and the Holder has executed this Warrant effective as of the date first written above.

COMPANY:

bioAffinity Technologies, Inc.

By:
Name:
Title:

HOLDER (number of Warrant Shares held:[*]):

By:
Name:
Title:

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